Exhibit 10.13

March 4, 2004

VIA HAND DELIVERY

Frank Litvack

Conor Medsystems, Inc.

Re:	New Employment Terms

Dear Frank:

As we discussed, this letter (the “Agreement”) sets forth the new terms and conditions of your employment relationship with Conor Medsystems, Inc. (the “Company”). On March 4, 2004, these terms and conditions were approved by the Company’s Board of Directors (“Board”). Except as expressly stated herein, this Agreement supersedes and replaces all previous agreements between you and the Company, including but not limited to your Engagement Letter dated January 1, 2002 and your Contract Extension dated August 7, 2003. As noted below, your current stock option grants are not affected by this Agreement. The terms contained in this Agreement will become effective as of the date that both you and the Company sign this Agreement (the “Effective Date”).

1.	Position and Reporting Relationship

You will continue to be employed in the full-time employment position of Chief Executive Officer (“CEO”) reporting to the Company’s Board.

2.	Base Salary

Your monthly base salary will continue to be $4,000, less standard payroll deductions and withholdings and paid in accordance with the Company’s normal payroll schedule. Contingent upon your continued employment as CEO, it is anticipated that your base salary will continue at this rate until at least December 31, 2005.

3.	Option Grants

Your current stock options are not affected by this Agreement, and your current stock option agreements will remain in full force and effect in accordance with their terms. As approved by the Board on March 4, 2004, the Company granted you the following four (4) new stock option grants under the Company’s 1999 Stock Plan (the “Plan”):

(a) First New Grant. The Company granted you an option to purchase one hundred sixty-eight thousand (168,000) shares of the Company’s Common Stock (the “First New Grant”) at a per share price of twenty cents ($0.20), which is the fair market value of the Common Stock

Frank Litvack

March 4, 2004

as of March 4, 2004 as determined by the Board. The First New Grant is governed by the terms and conditions of the Plan and your stock option grant agreement, which includes a vesting schedule, contingent upon your continued employment as CEO, pursuant to which the First New Grant shares shall vest in twelve (12) equal monthly installments of fourteen thousand (14,000) shares each, the first such installment to vest as of January 31, 2005, and the remaining installments to vest on the last day of each full calendar month thereafter until the First New Grant is fully vested;

(b) Second New Grant. The Company granted you an option to purchase six hundred fifty thousand (650,000) shares of the Company’s Common Stock (the “Second New Grant”) at a per share price of twenty cents ($0.20), which is the fair market value of the Common Stock as of March 4, 2004 as determined by the Board. The Second New Grant is governed by the terms and conditions of the Plan and your stock option grant agreement, which includes an eighteen (18) month vesting schedule, contingent upon your continued employment as CEO, pursuant to which one-eighteenth (1/18th) of the shares will vest as of July 31, 2004, and on the last day of each full calendar month thereafter until the Second New Grant is fully vested;

(c) Third New Grant. The Company granted you an option to purchase five hundred thousand (500,000) shares of the Company’s Common Stock (the “Third New Grant”) at a per share price of twenty cents ($0.20), which is the fair market value of the Common Stock as of March 4, 2004 as determined by the Board. The Third New Grant is governed by the terms and conditions of the Plan and your stock option grant agreement, which includes an eighteen (18) month vesting schedule, contingent upon your continued employment as CEO and/or your continued service as Chairman of the Board, pursuant to which one-eighteenth (1/18th) of the shares will vest as of July 31, 2004, and on the last day of each full calendar month thereafter until the Third New Grant is fully vested;

(d) Fourth New Grant. The Company granted you an option to purchase one hundred thousand (100,000) shares of the Company’s Common Stock (the “Fourth New Grant”) at a per share price of twenty cents ($0.20), which is the fair market value of the Common Stock as of March 4, 2004 as determined by the Board. The Fourth New Grant is governed by the terms and conditions of the Plan and your stock option grant agreement, and will be fully vested and immediately exercisable, effective as of July 1, 2004; and

(e) Fifth New Grant. The Company granted you an option to purchase one hundred sixty-eight thousand (168,000) shares of the Company’s Common Stock (the “Fifth New Grant”) at a per share price of twenty cents ($0.20), which is the fair market value of the Common Stock as of March 4, 2004 as determined by the Board. The Fifth New Grant is governed by the terms and conditions of the Plan and your stock option grant agreement, which includes a vesting schedule, contingent upon your continued employment as CEO, pursuant to which the Fifth New Grant shares shall vest in twelve (12) equal monthly installments of fourteen thousand (14,000) shares each, the first such installment to vest as of January 31, 2004, and the remaining installments to vest on the last day of each full calendar month thereafter until the Fifth New Grant is fully vested.

Frank Litvack

March 4, 2004

(f) Early Exercise and Change of Control Single Trigger Acceleration. The First New Grant, the Second New Grant, the Third New Grant and the Fifth New Grant (collectively, the “New Grants”) will contain provisions allowing for early exercise and providing for accelerated vesting of all unvested shares in the event of a Change of Control of the Company (the “Single Trigger Acceleration”), provided that the Single Trigger Acceleration shall occur only if all of the following conditions are met: (i) if elected by the purchaser in the Change of Control, you must enter into a post-closing consulting agreement, the duration of which will be twelve (12) months (or a shorter period if elected by the purchaser or a longer period if agreed to by you), in a form acceptable to the purchaser under which you commit to providing consulting services of up to twenty (20) hours per month in any area of your expertise as requested by the purchaser, and you will be entitled to receive consulting fees at the rate of four thousand dollars ($4,000) per month; (ii) in connection with the Change of Control, you must enter into a noncompetition agreement for the benefit of the purchaser that restricts you, for twelve (12) months post-closing (or a shorter period if elected by the purchaser or a longer period if agreed to by you), from engaging in any competitive activities, either directly or indirectly, in any area of the Company’s business as it then exists, or working for a competitor (including as a consultant or in some other role); and (iii) you must timely provide the Company and the purchaser with an effective general release of all known and unknown claims in the form provided to you. You understand and agree that if you receive the Single Trigger Acceleration, you will not be eligible to receive the Severance Benefits pursuant to Paragraph 9, even in the event that your employment terminates without Cause. The stock option agreements for each of the New Grants will define “Change of Control” as: (i) the consummation of a merger, reorganization or other transaction or series of related transactions following which the stockholders of the Company immediately prior to the transaction own less than fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity (or its parent) outstanding immediately after the transaction, and the directors serving on the Company’s Board immediately prior to such transaction fail to constitute a majority of the board of directors of the surviving entity (or its parent) immediately after such transaction; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

4.	Employee Benefits; Business Expenses

You will continue to be eligible to participate in the Company’s standard employee benefit plans, pursuant to the terms, conditions and limitations of the benefit plans. In addition, you will continue to be eligible for reimbursement of your reasonable business expenses incurred in connection with your employment, including but not limited to reasonable lodging and travel expenses, in accordance with the Company’s business expense reimbursement policies and practices.

Frank Litvack

March 4, 2004

5.	Confidentiality Agreement; Compliance With Company Policies

The Confidentiality, Invention Assignment and Nonsolicitation Agreement that you signed on May 15, 2002 (the “Confidentiality Agreement”), is not affected by this Agreement and will remain in full force and effect in accordance with its terms. You will continue to be required to abide by the Confidentiality Agreement as a condition of your employment. In addition, you will continue to be required to abide by the Company’s policies and procedures, as may be in effect from time to time.

6.	Outside Activities

You will continue to be prohibited from engaging in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree to continue to not bring any third party confidential information to the Company, including but not limited to that of your former employer or other current employers, and that in performing your duties for the Company you will not in any way utilize or disclose any such information. The Company acknowledges that you are a practicing interventional cardiologist on a part-time basis at Cedars Sinai Medical Center and that you may continue to perform services in that capacity. The Company further acknowledges that you are rendering services and may continue to render services to other entities engaged in the medical device business in connection with interventional cardiology, including, without limitation, Savacor, Inc., Immusol, Inc., and Corset, Inc., and that you may have an equity position in such entities. The Company consents to you continuing to render such services and holding any equity position that you may have, or that may result from the exercise of stock options, in such entities; provided, however, that your confidentiality and other obligations to the Company will apply to the providing of such services.

7.	At-Will Employment Relationship

Your employment relationship is terminable at-will, and either you or the Company may terminate your employment relationship at any time, with or without Cause (defined below) or advance notice.

8.	Terms of Post-Resignation Chairman Service

If, before December 31, 2005, you resign as CEO and as an employee of the Company due solely to the hiring, or anticipated hiring, of a specifically identified and viable CEO candidate, the Board may approve your continued role as Chairman of the Board. If such approval occurs, during your continued service as Chairman you will be eligible to receive: (a) compensation at the rate of two thousand dollars ($2,000) per month; (b) continued vesting of the Third New Grant in accordance with its terms; and (c) if you timely elect continued group health care coverage pursuant to federal COBRA law, the Company will pay your COBRA premiums to continue your health care coverage at the rate in effect as of your employment termination date

Frank Litvack

March 4, 2004

until the earlier to occur of either (i) your eligibility to receive group health insurance coverage through a new employer, or (ii) your right to COBRA coverage terminates by law.

9.	Severance Arrangement

Provided that you meet the conditions set forth in this paragraph, you will be eligible to receive the Severance Benefits (defined below) if, prior to December 31, 2005: (a) you are terminated without Cause (as defined below) by the Company; or (b) you resign as CEO due solely to the hiring, or anticipated hiring, of a specifically identified and viable CEO candidate and you do not resign as Chairman of the Board but rather are removed as Chairman by the other Board members following your employment termination date. In order to be eligible for the Severance Benefits, you must first: (i) timely provide the Company with an effective general release of all known and unknown claims in the form provided to you by the Company; (ii) enter into a written consulting agreement with the Company that includes the terms summarized in Exhibit A attached hereto (the “Consulting Agreement”), and satisfactorily provide consulting services, at the Company’s request, thereunder during the twelve (12) months that you receive the Severance Payments (as defined below); and (iii) if requested by a majority of the other Board members, you resign as Chairman of the Board. At the Company’s option, in lieu of the Consulting Agreement referenced in the immediately preceding sentence, the Company may require that you enter into a noncompetition agreement, and that you comply with your obligations under such noncompetition agreement during the twelve (12) months that you receive the Severance Payments, in order to be eligible to receive Severance Payments.

For purposes of this Agreement, the Severance Benefits are defined as: (a) severance in the form of salary continuation for twelve (12) months at the base salary rate in effect as of your employment termination date, subject to standard payroll deductions and withholdings and paid on the Company’s normal payroll dates (the “Severance Payments”); and (b) acceleration, equal to the number of shares that would have vested if your employment as CEO had continued for twelve (12) months after the employment termination date, of the shares subject to First New Grant, the Second New Grant, the Third New Grant and the Fifth New Grant.

For purposes of this Agreement, “Cause” for termination shall mean any of the following: (a) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude; (b) your attempted commission of or participation in a fraud against the Company, or any material act of dishonesty against the Company; (c) your material breach of any contract or agreement between you and the Company (including but not limited to this Agreement), or breach of any statutory duty you owe to the Company that you do not cure within ten (10) days after your receipt of written notice from the Board thereof (which notice need only be provided if such breach is capable of cure); (d) your conduct that constitutes gross insubordination, incompetence or habitual neglect of duties which you fail to cure within seven (7) days of receiving written notice from the Board thereof (which notice need only be provided if such conduct is capable of cure); or (e) your continued substantial violation of your duties after receipt of a written demand for performance from the Board which specifically sets forth the factual basis for the Board’s belief that you have not substantially performed your duties and you fail to

Frank Litvack

March 4, 2004

cure such violations or perform your duties within fifteen (15) days after receiving such written demand provided that written demand from the Board need only be provided if such violations are capable of cure.

10. Miscellaneous

This Agreement, together with your Confidentiality Agreement and stock option agreements, sets forth and forms the complete and exclusive statement of your agreement with the Company concerning the terms and conditions of your employment as of the Effective Date. This Agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, concerning the subject matters set forth herein including, but not limited to, your Engagement Letter dated January 1, 2002 and your Contract Extension dated August 7, 2003. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification signed by a duly authorized officer of the Company which must be approved by the Board. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together shall constitute one and the same Agreement, and signatures transmitted via facsimile shall be deemed the equivalent of originals.

We look forward to continuing your employment relationship under the terms and conditions contained herein. To accept this Agreement, please sign and return this letter to the Company.

Sincerely,
CONOR MEDSYSTEMS, INC.

/s/ Robert Higgins	/s/ John Friedman
Robert Higgins	John Friedman
Compensation Committee	Compensation Committee
Board of Directors	Board of Directors

Accepted:

/s/ Frank Litvack
Frank Litvack

Frank Litvack

March 4, 2004

EXHIBIT A

SUMMARY OF CONSULTING AGREEMENT TERMS

The Consulting Agreement referenced in Paragraph 9 shall include the following terms in addition to other standard terms:

•	Consulting duties to include providing business development and licensing opportunities, regulatory strategy, and clinical trial design and execution.

•	Consulting services to be provided at Company’s reasonable request for twelve (12) months following termination of employment (the “Consulting Period”). It is expected that the consulting services requested by the Company will not exceed an average of ten (10) hours per month and that travel will not be required under the Consulting Agreement.

•	Reasonable business expenses incurred by Consultant will be reimbursed by the Company promptly following the Company’s receipt of a written request for reimbursement supported by satisfactory documentation of the expenses which shall include receipts. Any expenses in excess of $100 will require advance written approval by an authorized officer of the Company.

•	The Severance Payments provided by the Company will include any and all compensation owed for the consulting services and no additional compensation will be owed or provided by the Company.

•	Consultant will be prohibited from engaging in any activity (either on his own or another’s behalf) competitive with the Company during the Consulting Period.

•	Consulting Agreement to contain confidentiality and intellectual property provisions protective of the Company.